EXHIBIT 2.2

SHARE PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) made the 23 day of November 2015.

BETWEEN:

GOLD FIRST INVESTMENTS LIMITED of Unit 801-2, 8/F, Tung Hip Commercial Building, 244-248 Des Vouex Road Central, Hong Kong

(“Vendor”)

-and-

RESOURCE CAPITAL FUND VI L.P. of #200, 1400 16th Street, Denver, CO 80202 (“Purchaser”)

WHEREAS, the Purchaser wishes to purchase from the Vendor, and the Vendor wishes to sell, transfer and assign to the Purchaser, 8,352,000 shares in the capital of NOVACOPPER INC. (“NC”), a company incorporated in British Columbia that trades on the Toronto Stock Exchange and the NYSE-MKT under the symbol “NCQ”;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT the parties hereto agree as follows:

1.
The Purchaser hereby agrees to purchase from the Vendor, and the Vendor hereby agrees to sell, transfer and assign to the Purchaser, 8,352,000 shares of common stock of NC (the “Purchased Shares”) for an aggregate purchase price of USD $3,300,000.

2.
At closing, the Purchaser will wire transfer USD $3,300,000 to the Vendor to an account designated by the Vendor in writing, which account shall be designated by the Vendor at least three days prior to closing.

3.
At closing, the Vendor will deliver to the Purchaser the Purchased Shares, free and clear of any liens or encumbrances, to be evidenced by the Vendor’s delivery of a DRS Advice Statement from Computershare showing 8,352,000 shares of NC transferred to, and issued and outstanding in the name of, the Purchaser.

4.	The Vendor represents and warrants to the Purchaser as follows:

(a)           The Vendor is duly organized, validly existing and in good standing under the laws of the jurisdiction that governs it, and has the full power and authority to carry on its business as now conducted and to own its assets, including the Purchased Shares.

(b)           The Vendor has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including to sell, transfer and assign to the Purchaser all right, title and interest in and to the Purchased Shares.

(c)           The Vendor has duly and validly authorized this Agreement and the transactions contemplated hereby, including the sale of the Purchased Shares to the Purchaser, all actions required by Vendor under the laws of its jurisdiction of organization and its governing documents required for the sale of the Purchased Shares have been taken, and the resolutions adopted by the Vendor to evidence such authorization have been duly adopted and have not since their adoption been modified, amended, rescinded or withdrawn in any respect.

(d)           The Vendor owns good and valid title to, and is the sole record and beneficial owner of, the Purchased Shares, free and clear of all security interests, pledges, charges, claims, options, restrictions, liens and encumbrances of any nature, including any rights of third parties in or to such Purchased Shares.  The Vendor has the full and unrestricted right and power to sell and deliver the Purchased Shares to the Purchaser pursuant to this Agreement.

(e)           Upon delivery to the Purchaser of the evidence of delivery of ownership of the Purchased Shares to be sold to the Purchaser hereunder, the Purchaser will acquire good and valid title to the Purchased Shares, free and clear of all security interests, pledges, charges, claims, options, restrictions, liens and encumbrances of any nature or restrictions on transfer under applicable securities laws (other than restrictions created by or through Purchaser), except that the Purchased Shares will have the status of “restricted securities” as defined in Rule 144 under the U.S. Securities Act of 1933, as amended, and will bear the following legend:

THE COMMON SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT’) AND MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR (C) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND, IF REQUESTED BY THE ISSUER, UPON THE HOLDER PROVIDING AN OPINION OF COUNSEL OF RECOGNIZED STANDING REASONABLY SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

(f)           The Purchased Shares are not subject to any options, rights of first refusal or other preferential rights, proxies, voting trusts, voting agreements, stockholders agreements, commitments or other agreements.

(g)           This Agreement has been duly and validly executed and delivered by the Vendor, and constitutes a valid, binding and enforceable obligation of the Vendor, enforceable against the Vendor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

(h)           The execution and delivery of this Agreement by the Vendor and the performance by it of its obligations hereunder and the consummation of the transactions contemplated hereby, will not:  (i) conflict with or violate the organizational documents of the Vendor; (ii) require any consent, approval, order or authorization of or other action by any governmental authority that has jurisdiction over the parties; (iii) require any consent by or approval of or notice to any other person or entity (other than a governmental authority); or (iv) result (with or without notice, lapse of time or otherwise) in a breach of the terms or conditions of, a default under, a conflict with, or the acceleration of any agreement, contract or arrangement, or any judgment, writ, order or decree to which the Vendor is a party or by which the Vendor, its properties or assets, or the Purchased Shares, may be subject, bound or affected.

(i)           There is no action, suit, claim, investigation or proceeding pending, or to the knowledge of the Vendor threatened, against the Vendor relating to the Purchased Shares or the transactions contemplated by this Agreement and, to Vendor’s knowledge, no basis exists for any such action.

(j)           The Vendor is not bound by or subject to any agreement, contract or arrangement with any person that could result in the Purchaser being obligated to pay any finder’s fee, broker’s fee, agent’s fee or other similar fees or commissions in connection with this Agreement or the sale of the Purchased Shares to the Purchaser.

(k)           The Vendor has not provided to the Purchaser, orally or in writing, any material, non-public information with respect to NC, its business, operations, finances, properties, assets or prospects.

5.	This Agreement is binding.

6.
Each party will execute and deliver all such further documents and instruments and do all such further acts and things as may be reasonably required to carry out the full meaning and intent of this Agreement.

7.	This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the parties hereto.

8.
This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, arrangements and understandings of the parties in connection with such subject matter.

9.
Each party acknowledges and confirms that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to specific performance, an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

10.
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  This Agreement may be validly executed and delivered by facsimile, portable document format (.pdf) or other electronic transmission, and a signature by facsimile, portable document format (.pdf) or other electronic transmission shall be as effective and binding as delivery of a manually executed original signature.

11.
This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the Federal laws of Canada applicable therein, without regard to the conflicts of laws therein, and each party hereby irrevocably attorns to the courts located in the Province of British Columbia for such purposes.

12.
Each party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Province of British Columbia, Canada, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.
Each party irrevocably and unconditionally waives to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph 13.  Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

14.
Each party hereto irrevocably consents to service of process by the delivery of written notice to the address of each party set forth in this Agreement.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

15.	This Agreement shall bind and inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

GOLD FIRST INVESTMENTS LIMITED

By:           /s/ Philip O’Neill
Authorized Signatory

Name:  Philip O’Neill

RESOURCE CAPITAL FUND VI L.P.

By:           Resource Capital Associates VI L.P.,
         General Partner
By:           RCA VI GP Ltd.,
General Partner

By:           /s/ Catherine J. Boggs
Authorized Signatory

Name: Catherine J. Boggs, General Counsel